ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated October 2, 2014

JPMorgan Chase & Co. Buffered Return Optimization Securities

Linked to the FTSE MIB Index due on or about October 31, 2017

Investment Description
Buffered Return Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of the FTSE MIB Index (the "Index"). If the Index Return is positive, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Index Return times the Multiplier of 1.50, up to the Maximum Gain of between 42.00% and 46.00%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Index Return is zero or negative, and the Final Index Level is less than the Initial Index Level by up to the Buffer Amount of 10.00%, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. Investing in the Securities involves significant risks. You may lose up to 90% of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Index, and the Securities will not pay interest. The downside market exposure to the Index is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Enhanced Growth Potential — At maturity, the Securities enhance any positive Index Return, up to the Maximum Gain of between 42.00% and 46.00%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Index Return is negative, investors may be exposed to the negative Index Return at maturity, subject to the Buffer Amount.

❑Buffered Downside Market Exposure — If the Index Return is zero or negative and the Final Index Level is less than the Initial Index Level by up to the Buffer Amount of 10%, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, JPMorgan Chase will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. You may lose up to 90% of your principal amount. The downside market exposure to the Index is subject to the Buffer Amount only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	October 28, 2014
	Original Issue Date (Settlement Date)[1]	October 31, 2014
	Final Valuation Date[2]	October 25, 2017
	Maturity Date[2]	October 31, 2017
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Payment at Maturity" and "Description of Securities — Postponement of the Final Valuation Date" in the accompanying product supplement no. UBS-4-II

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-II AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Buffered Return Optimization Securities linked to the FTSE MIB Index. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will not exceed, the Maximum Gain. The Maximum Gain and Initial Index Level will be finalized on the Trade Date and provided in the pricing supplement. The actual Maximum Gain will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of that range.

Index	Multiplier	Buffer Amount	Maximum Gain	Initial Index Level	CUSIP	ISIN
FTSE MIB Index (FTSEMIB)	1.50	10%	42.00% to 46.00%	•	481246148	US4812461485

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-II dated March 6, 2013, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-II, will supersede the terms set forth in product supplement no. UBS-4-II.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-4-II and underlying supplement no 1-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the FTSE MIB Index		$10.00		$0.25		$9.75

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.25 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-45 of the accompanying product supplement no. UBS-4-II, as supplemented by "Supplemental Underwriting Information" in this free writing prospectus.

If the Securities priced today and assuming a Maximum Gain equal to the middle of the range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.621 per $10 principal amount Security. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-4-II, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-II dated March 6, 2013 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-4-II dated March 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001568/crt_dp36767-424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal amount.

♦You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index, subject to the Buffer Amount.

♦You seek an investment with a return based on the performance of the companies located in Italy that compose the FTSE MIB Index.

♦You believe the level of the Index will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the lowest Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover hereof).

♦You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Index, subject to the Buffer Amount.

♦You do not seek an investment with exposure to the companies located in Italy that compose the FTSE MIB Index.

♦You believe the Final Index Level will decline below the Initial Index Level by more than the Buffer Amount, or you believe the Index will appreciate over the term of the Securities by more than the lowest Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover hereof).

♦You seek an investment that has unlimited return, without a cap on appreciation.

♦You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Index.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus, "Risk Factors" in the accompanying product supplement no. UBS-4-II and "Risk Factors" in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security, subject to a minimum purchase of 100 Securities
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Index:	FTSE MIB Index
Term[1]:	36 months
Buffer Amount:	10%, if held to maturity
Payment at Maturity (per $10):

If the Index Return is positive, JPMorgan Chase will make a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Multiplier)

provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Index Return is zero or negative, and the Final Index Level is less than the Initial Index Level by up to the Buffer Amount, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Index Return is negative and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, JPMorgan Chase will make a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Index Return + Buffer Amount)]

In this scenario, you will lose 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. You may lose up to 90% of your principal amount.

Index Return:	(Final Index Level - Initial Index Level) Initial Index Level
Multiplier	1.50
Maximum Gain:	Between 42.00% and 46.00%. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 42.00% or greater than 46.00%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Index Level:	The Index Closing Level on the Trade Date
Final Index Level:	The Index Closing Level on the Final Valuation Date

1 See footnote 1 under "Key Dates" on the front cover

Investment Timeline
Trade Date	The Initial Index Level is determined. The Maximum Gain is finalized.

Maturity Date

The Final Index Level and the Index Return are determined.

If the Index Return is positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Multiplier)

provided, however, that in no event will you receive at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Index Return is zero or negative, and the Final Index Level is less than the Initial Index Level by up to the Buffer Amount, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.

If the Index Return is negative and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Index Return + Buffer Amount)]

Under these circumstances, you may lose up to 90% of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under "Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Tax Consequences if Treated as Debt Instruments" in the accompanying product supplement, withholding under legislation commonly referred to as "FATCA" may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to the payment of gross proceeds of a sale of a Security after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-4-II and the "Risk Factors" section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Index Level is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to the Buffer Amount. If the Index Return is negative and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, you will lose 1% of your principal amount for every 1% that the Index has declined by more than the Buffer Amount. Accordingly, you could lose up to 90% of your principal amount.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the front cover of this free writing prospectus. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Index Return multiplied by the Multiplier is greater than the Maximum Gain.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the product of the performance of the Index and the Multiplier and may be less than the Index return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold your Securities to maturity.

♦	The Downside Market Exposure to the Index Is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Index has not declined by more than the Buffer Amount at the time of the secondary market transaction.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-4-II for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices(a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Index;
♦	interest and yield rates in the market generally;
♦	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Index trade and the correlation among those rates and the levels of the Index; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	The Payment at Maturity on Your Securities Is Not Based on the Level of the Index at Any Time Other Than the Trade Date and the Final Valuation Date — The Final Index Level will be based solely on the Index Closing Level on the Final Valuation Date, and the Index Return will be based on the Final Index Level as compared to the Initial Index level. Therefore, if the Index Closing Level drops precipitously on the Final Valuation Date from the Initial Index Level, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the Index Closing Level at a time prior to such drop. Although the Index Closing Level on the maturity date or at other times during the term of your Securities may be higher than the Index Closing Level on the Final Valuation Date, you will not benefit from the Index Closing Level at any time other than the Final Valuation Date.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of the Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The index sponsor of the Index is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Level, which reflects the Index Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Index and could affect the value of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.

♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Maximum Gain.

Risks Relating to the Securities Linked to the Index

♦	Non-U.S. Securities Risk — All of the equity securities included in the Index have been issued by Italian companies and, therefore, your investment exposure in the Securities will be concentrated in Italian equities. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of these non-U.S. equity securities, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC. In addition, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory event affecting Italy than a different investment linked to securities of a more broadly diversified group of issuers.
♦	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, although any currency fluctuations could affect the performance of the Index. Therefore, if the European Union euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00%, assume an Initial Index Level of 100 and a Maximum Gain of 44.00% (the midpoint of the range of 42.00% to 46.00%) and reflect the Multiplier of 1.5 and Buffer Amount of 10%. The hypothetical Initial Index Level of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Index Level. The actual Initial Index Level will be based on the Index Closing Level on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual Index Closing Levels, please see the historical information set forth under "The Index" in this free writing prospectus. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 42.00% or greater than 46.00%. If the actual Maximum Gain as finalized on the Trade Date is lower than 44.00%, the actual maximum payment at maturity on the Securities will be lower than the hypothetical maximum payments at maturity displayed below. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Index Level and Maximum Gain to be finalized on the Trade Date and provided in the pricing supplement and the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$14.400	44.00%
190.00	90.00%	$14.400	44.00%
180.00	80.00%	$14.400	44.00%
170.00	70.00%	$14.400	44.00%
160.00	60.00%	$14.400	44.00%
150.00	50.00%	$14.400	44.00%
140.00	40.00%	$14.400	44.00%
130.00	30.00%	$14.400	44.00%
129.33	29.33%	$14.400	44.00%
120.00	20.00%	$13.000	30.00%
115.00	15.00%	$12.250	22.50%
110.00	10.00%	$11.500	15.00%
102.50	2.50%	$10.375	3.75%
101.00	1.00%	$10.150	1.50%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
89.99	-10.01%	$9.999	-0.01%
80.00	-20.00%	$9.000	-10.00%
70.00	-30.00%	$8.000	-20.00%
60.00	-40.00%	$7.000	-30.00%
50.00	-50.00%	$6.000	-40.00%
40.00	-60.00%	$5.000	-50.00%
30.00	-70.00%	$4.000	-60.00%
20.00	-80.00%	$3.000	-70.00%
10.00	-90.00%	$2.000	-80.00%
0.00	-100.00%	$1.000	-90.00%

Example 1 — The level of the Index increases by 2.50% from the Initial Index Level of 100 to the Final Index Level of 102.50.

Because the Multiplier of 1.5 times the Index Return of 2.50% is less than the Maximum Gain of 44.00%, at maturity, JPMorgan Chase will pay you your principal amount plus a return equal to the Index Return times the Multiplier, resulting in a payment at maturity of $10.375 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return × Multiplier)
$10.00 + ($10.00 × 2.50% × 1.5) = $10.375

Example 2 — The level of the Index increases by 40% from the Initial Index Level of 100 to the Final Index Level of 140.

Because the Multiplier of 1.5 times the Index Return of 40% is greater than the Maximum Gain of 44.00%, at maturity, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 44.00%, resulting in a payment at maturity of $44.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 44.00%) = $14.40

Example 3 — The level of the Index decreases by 10% from the Initial Index Level of 100 to the Final Index Level of 90.

Because the Index Return is negative and the Final Index Level is not less than the Initial Index Level by more than the Buffer Amount of 10%, at maturity, JPMorgan Chase will repay your principal amount of $10.00 per $10 principal amount Security.

Example 4 — The level of the Index decreases by 40% from the Initial Index Level of 100 to the Final Index Level of 60.

Because the Index Return is -40% and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount of 10%, at maturity, JPMorgan Chase will pay you a payment at maturity of $7.00 per $10 principal amount Security, calculated as follows:

$10.00 + [$10.00 × (Index Return + Buffer Amount)]
$10.00 + [$10.00 × (-40.00% + 10.00%)] = $7.00

If the Index Return is negative and the Final Index Level is less than the Initial Index Level by more than the Buffer Amount, investors will lose 1% of their principal amount for every 1% that the Index has declined in excess of the Buffer Amount. Investors could lose up to 90% of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Index

The FTSE MIB Index is an index calculated, published and disseminated by FTSE International Limited, a company owned by the London Stock Exchange.  The FTSE MIB Index is the primary benchmark index for the Italian equity markets.  Capturing approximately 80% of the domestic market capitalization (as of December 2013), the FTSE MIB Index is composed of 40 highly liquid companies across Industry Classification Benchmark sectors in Italy.  For additional information about the FTSE MIB Index, see the information set forth under "Annex A —The FTSE MIB index" below.

Historical Information

The following table sets forth the quarterly high and low Index Closing Levels, based on daily Index Closing Levels as reported by Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013 and the first, second, and third calendar quarters of 2014. Partial data is provided for the fourth calendar quarter of 2014. The Index Closing Level on October 1, 2014 was 20,706.31. The actual Initial Index Level will be the Index Closing Level on the Trade Date. We obtained the Index Closing Levels and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		20,729.00	12,621.00	15,875.00
4/1/2009	6/30/2009		20,585.06	16,047.00	19,063.12
7/1/2009	9/30/2009		23,583.01	17,836.99	23,472.73
10/1/2009	12/31/2009		24,425.98	21,922.45	23,248.39
1/1/2010	3/31/2010		23,811.13	20,815.88	22,847.97
4/1/2010	6/30/2010		23,539.24	18,382.71	19,311.75
7/1/2010	9/30/2010		21,547.84	18,848.56	20,505.20
10/1/2010	12/31/2010		21,616.43	19,105.71	20,173.29
1/1/2011	3/31/2011		23,178.38	20,058.18	21,727.44
4/1/2011	6/30/2011		22,417.96	19,154.36	20,186.94
7/1/2011	9/30/2011		20,516.99	13,474.14	14,836.33
10/1/2011	12/31/2011		16,954.68	13,915.78	15,089.74
1/1/2012	3/31/2012		17,133.42	14,401.55	15,980.07
4/1/2012	6/30/2012		15,948.86	12,739.98	14,274.37
7/1/2012	9/30/2012		16,624.45	12,362.51	15,095.84
10/1/2012	12/31/2012		16,408.28	14,855.79	16,273.38
1/1/2013	3/31/2013		17,897.41	15,338.72	15,338.72
4/1/2013	6/30/2013		17,604.61	15,056.57	15,239.28
7/1/2013	9/30/2013		18,089.24	15,282.81	17,434.86
10/1/2013	12/31/2013		19,371.93	17,804.87	18,967.71
1/1/2014	3/31/2014		21,691.92	18,907.16	21,691.92
4/1/2014	6/30/2014		22,502.97	20,318.46	21,283.03
7/1/2014	9/30/2014		21,884.60	19,130.65	20,892.11
10/1/2014	10/1/2014	*	20,706.31	20,706.31	20,706.31

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2014 includes data for the date of October 1, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the daily performance of the Index from January 2, 2004 through October 1, 2014, based on information from Bloomberg, without independent verification.

Past performance of the Index is not indicative of the future performance of the Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is expected to be up to nine months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities.

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this free writing prospectus for an illustration of the risk-return profile of the Securities and "The Index" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities, plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

For purposes of the Securities offered by this free writing prospectus, the first and second paragraphs of the section entitled "Use of Proceeds and Hedging" on page PS-30 of the accompanying product supplement no. UBS-4-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Annex A — The FTSE MIB index

We have derived all information contained in this free writing prospectus regarding the FTSE MIB Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE International Limited ("FTSE"). The FTSE MIB Index is calculated, maintained and published by FTSE. FTSE has no obligation to continue to publish, and may discontinue publication of, the FTSE MIB Index.

The FTSE MIB Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol "FTSEMIB."

The FTSE MIB Index is the primary benchmark index for the Italian equity markets.  Capturing approximately 80% of the domestic market capitalization (as of December 2013), the FTSE MIB Index is comprised of highly liquid companies across Industry Classification Benchmark ("ICB") sectors in Italy.

The FTSE MIB Index measures the performance of 40 shares listed on the Borsa Italiana (BIt) and seeks to replicate the broad sector weights of the Italian stock market.  The FTSE MIB Index is derived from the universe of stocks trading on the BIt MTA and MIV markets, and is market capitalization-weighted after adjusting constituents for float.  Individual constituent weights are capped at 15%.

The base value of the FTSE MIB Index was set at the level of the MIB 30 Index at the close of trading on October 31, 2003 (10,644).  Historical values for the FTSE MIB Index have been back calculated to December 31, 1997 (24,402).  The FTSE MIB Index is calculated on a real-time basis in EUR.

Eligible Securities

The FTSE MIB Index constituent shares are selected after analysis of the Italian equity universe.  All stocks traded on the BIt MTA and MIV markets, except for savings shares (azioni di risparmio) and preferred shares, are eligible for inclusion in the FTSE MIB Index.  Savings or preferred shares, however, may be eligible if the ordinary shares of a company are not listed or have consistently less liquidity than the savings or preferred shares.  Foreign listed companies can be included only if they have complied with BIt requirements in terms of dissemination of information.

Index Qualification Criteria

In order to identify a candidate pool for Index constituent selection, stocks are examined using the following general criteria:

Market Capitalization.  The float-adjusted market capitalization is determined through an Investable Weight Factor (IWF):

IWF = 100% - Sum of the % of shareholdings held by restricted shareholders

The Investable Weight Factor is calculated removing the stakes belonging to the following categories of shareholdings, based on the nature of the ultimate shareholder:

•	Shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments).
•	Shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.
•	Shares held within employee share plans.
•	Shares held by public companies or by non-listed subsidiaries of public companies.
•	Shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%.
•	All shares where the holder is subject to a lock-in clause (for the duration of that clause).
•	Shares held for publicly announced strategic reasons, including shares held by several holders acting in concert (including legally binding block such as "patti di sindacato")
•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

The following stakes are not considered as restricted free float:

•	Portfolio holdings (such as pension funds, investment funds, insurance companies).[1]
•	Nominee holdings (unless they represent restricted free float).
•	Holdings by investment companies.[2]
•	ETFs.
1.	Insurance company stakes will be regarded as strategic when associated with the appointment of directors.
2.	Where any single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted.

Treasury shares are always excluded from the shares in issue, regardless of their size.

For the purpose of index calculation, the free float is rounded up to the nearest 1%.  Following the application of an initial free float restriction, a constituent's free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company's actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%.

The analysis is based on the total stake held by the ultimate shareholder. In the case of stock lending contracts or nominee holdings, the analysis is based on the owner of shares and not on the person/entity having the voting rights. In the case of shares lent to banks, the analysis is based on the owner of the shares and not on the bank, and is independent of the allocation of voting rights.

Liquidity

Liquidity is measured by the stock's 6-month value traded in euro, on BIt order book markets and number of days traded.

New Listings

Newly-listed shares are eligible for inclusion in the selection procedure provided that they have traded for a minimum of 20 days. Newly-listed shares whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index will enter the FTSE MIB Index from the start of trading.

Shares Outstanding

The primary source of information for Italian shares is the BIt Official List.

Periodic Review of Constituent Shares

The quarterly review of constituents takes place in March, June, September and December of each year and changes will be applied after close of business on the third Friday in March, June, September and December.  The underlying universe for the FTSE MIB Index is all stocks trading on the BIt MTA and MIV markets (except for preferred and saving shares).  The FTSE MIB Index will consist of the 40 most liquid and capitalised stocks listed on the BIt.  Foreign listed companies are eligible for inclusion in the FTSE MIB Index only if they have complied with BIt requirements in terms of dissemination of information.  The selection procedure is based on size (free float adjusted market capitalization) and liquidity (six months turnover). The FTSE Italia Index Policy Committee is responsible for the implementation of the algorithm and will decide whether special circumstances would warrant making an exceptional change to the index constituents.

The constituents of the FTSE MIB Index are capped at 15% at the time of the quarterly reviews.  Capping procedures are run on the Monday following the second Friday of March, June, September and December, they are based on Friday closing prices and they are implemented after the closing of trading of the third Friday of March, June, September and December.  Any constituents whose weights are greater than 15% are capped at 15%.  The weights of all lower ranking constituents are increased correspondingly. The weights of lower ranking constituents are then checked and if they exceed 15%, they are capped at 15%.  This process is repeated until no constituent weight exceeds 15%.  The weight of each stock in the FTSE MIB Index is evaluated in terms of its adjusted market capitalization versus the FTSE MIB Index, and will be re-evaluated at each quarterly review.

Changes to Constituent Shares

New Issues

An Index addition outside quarterly reviews generally is made only if a vacancy is created by an Index deletion. Index additions are made according to size and liquidity.  A newly-listed company is added to the FTSE MIB Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least three months.  An exception may be made for extraordinary large global offerings where expected trading volume justifies inclusion.

New listing

Newly-listed shares whose capitalization is greater than or equal to 3% of the current market capitalization of the FTSE Italia All-Share Index are added to the FTSE MIB Index with an extraordinary revision, to be applied on the first day of listing.  The FTSE Italia Index Policy Committee will announce the possible revision and will confirm that all the needed information (start of trading date, shares in issues, free float, IPO price) is available.

Deletions

Deletions outside quarterly reviews can occur due to acquisitions, mergers and spin-offs, or bankruptcies and suspensions, if the relevant Index constituent no longer meets the criteria for inclusion or is no longer representative of its industry group, in the following situations:

              Positive outcome of a tender offer

For each tender offer, the FTSE Italia Index Policy Committee will agree internally beforehand what the level of acceptance should be to determine whether a tender offer is successful or partially successful, with consideration of the expected liquidity post-event.  If the offer is partially successful and there is a change in the IWF, a notice period of two trading days will be provided. If acceptances exceed the threshold identified by the FTSE Italia Index Policy Committee, the constituent is removed from the FTSE MIB Index with two trading days notice. A replacement constituent is added from a candidate list, also with two days notice.

              Significant and ascertained or presumed reduction in liquidity or capitalization

The constituent will be removed and replaced in a full rebalancing that uses closing prices of all constituents.

              Whenever the BIt, in accordance with BIt Rules, delists a constituent company (e.g. in cases of the involvement of the issuer in insolvency procedures or in cases of the liquidation of the issuer)

The constituent is removed and replaced in a full rebalance that uses the closing prices of all constituents.

              Suspension of Dealing

If a stock is suspended from trading, the FTSE Italia Index Policy Committee will investigate whether it should remain in the FTSE MIB Index.

              Mergers / Takeovers between Constituents

If the two merging companies, both the acquiring and the acquired, are Index constituents, the newly merged entity will be included in the FTSE MIB Index and a new constituent will be added to fill the gap created by the merger.

              Mergers / Takeovers between a Constituent and a Non-Constituent

If a non-constituent acquires a current constituent of the FTSE MIB Index, the latter will be removed from the FTSE MIB Index and be replaced with a new constituent, possibly the non-constituent acquiring company, if it qualifies.

Weights of the constituents are based on the closing price and the number of shares subsequent to the merger.  When there is a merger, there will be a full rebalancing of the FTSE MIB Index.

Index Maintenance

The maintenance of the FTSE MIB Index consists of corporate actions, periodic revisions to the FTSE MIB Index and changes due to a vacancy created by the deletion of a constituent of the FTSE MIB Index.  The maintenance activity is carried out by FTSE with the objective of minimising the turnover among Index constituents.

In the event of an Index change or corporate action resulting in a change to shares in issue or free float for Index constituents that affects the market capitalization of the FTSE MIB Index, the divisor is adjusted to ensure continuity of the FTSE MIB Index.  The number of constituents in the FTSE MIB Index is analysed at each quarterly review (March, September, June and December) to assess whether the FTSE MIB Index adequately represents the market.

All share and IWF changes are updated on a quarterly basis using the closing prices on the evening of the third Friday of March, June, September and December, to coincide with the expiry of derivatives of IDEM contracts.  The FTSE MIB Index will be disseminated from the beginning of the next continuous trading session.  The 15% capping adjustment factors are adjusted at each quarterly rebalancing.

Adjustments will also be made in the event of certain corporate actions such as rights offerings, special dividends, splits, reverse splits and spin-offs.

Changes to the Classification of Constituent Shares

The FTSE MIB Index constituents are classified into Industries, Supersectors, Sectors and Subsectors, as defined by the ICB.

Changes to the classification of a company within the FTSE MIB Index will be advised by FTSE and the necessary adjustments will be made to the relevant industry sectors at the same time that the constituent changes are implemented.  Where a constituent is the subject of a merger, restructure or complex takeover which results in a constituent (or part of a constituent) being absorbed by another, the industry classification of the resulting constituent(s) will be reviewed by FTSE.

Any adjustment resulting from a change in a company's classification will be implemented at the same time that any relevant constituent changes are implemented in the FTSE MIB Index.

Periodic changes to the industry classification of a company are agreed and announced by FTSE.  Such changes will be implemented after the close of the index calculation on the next working day following the third Friday of each month.

Index Calculation

The FTSE MIB Index uses prices from actual trades on the MTA and MIV electronic share trading platform of the BIt during official market hours.  The last Index value is calculated using closing auction prices or, if there is no closing auction price for a particular constituent, the last price traded as at the end of the continuous trading phase.  BIt's closing price is used by BIt's Market Supervision division in the calculation of K factors to be applied to the FTSE MIB Index for corporate actions.  BIt's reference price plays no part in the FTSE MIB Index calculation.

The FTSE MIB Index is calculated using a base-weighted aggregate methodology.  This means the level of an Index reflects the total float-adjusted market value of all of the constituent stocks relative to a particular base period.  The total market value of a company is determined by multiplying the price of its stock by the number of shares in issue (net of treasury shares) after adjusting for float.  An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

The FTSE MIB Index value It, at time t, is calculated using the following formula:

It = Mt / Dt

Where Mt = total free float adjusted market capitalization at time t, equal to:

Mt = Î£i pit x qit x IWFit

And

pit = The last traded price, at time t, of the ith-share. Where the shares of one of the constituents are suspended, the FTSE MIB Index is calculated using the price of the latest trade concluded before the suspension.

qit = Number of shares in the FTSE MIB Index. The number of shares in issue for the security ith, net of treasury shares.

IWFit = Investable Weighting Factor (adjusted for capping) for the ith share.

Dt = Value of the FTSE MIB Index divisor at time t.

JPMS intends to obtain the consent of FTSE for the use of and reference to the FTSE MIB Index in connection with the Securities. All rights to the FTSE MIB Index are owned by FTSE, the publisher of the FTSE MIB Index. JPMorgan Chase & Co., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE MIB Index. In addition, none of the LSE, the Financial Times and FTSE has any relationship to JPMorgan Chase & Co. or the Securities. None of the LSE, the Financial Times and FTSE sponsors, endorses, authorizes, sells or promotes the Securities, or has any obligation or liability in connection with the administration, marketing or trading of the Securities.